Exhibit (d)(18)(ii)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING PARTNERS, INC.

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
Fund*	Adviser Class	Initial Class	Service Class	Service 2 Class

ING American Century Small-Mid Cap Value Portfolio Initial Term Expires May 1, 2008 Initial Term for Service 2 Class Expires May 1, 2010	1.52%	1.02%	1.27%	1.42%

ING Columbia Small Cap Value II Portfolio Initial Term Expires May 1, 2007 Initial Term for Service 2 Class Expires May 1, 2010	1.65%	1.15%	1.40%	1.55%

ING Global Bond Portfolio (formerly, ING Oppenheimer Global Strategic Income Portfolio) Initial Term Expires May 1, 2012	1.04%	0.54%	0.79%	N/A

ING Pioneer High Yield Portfolio Term Expires May 1, 2011 Initial Term for Service 2 Class Expires May 1, 2011	N/A	0.71%	0.96%	1.15%

	Maximum Operating Expense Limit (as a percentage of average net assets)
Fund*	Adviser Class	Initial Class	Service Class	Service 2 Class

ING Templeton Foreign Equity Portfolio(1) Term Expires May 1, 2014	1.48%	0.98%	1.23%	1.38%

/s/H.E.
HE

Effective Date: July 21, 2012

*      This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(1)   The extension of the expense limit term for ING Templeton Foreign Equity Portfolio through May 1, 2014 is effective on July 21, 2012 and is contingent upon shareholder approval of the merger of ING Artio Foreign Portfolio with and into ING Templeton Foreign Equity Portfolio.